UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 26, 2012

IOWorldMedia, Incorporated
(Exact name of registrant as specified in charter)

Florida	0-27574	59-3350778
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5025 W. Lemon St., Suite 200, Tampa, FL		33609
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:  (813) 637-2229

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.03.     Material Modification to Rights of Security Holders

On July 26, 2012 IOWorldMedia, Incorporated and holders of the Company’s Preferred Stock both agreed to amend and restate in their entirety the terms and designations of the Preferred Stock to read substantially as follows:

1.
All or a portion of the Preferred Stock shall be convertible at the option, in its sole and absolute discretion, of the Company into shares of the Company’s common stock (the “Common Stock”) at $0.0606 per share of Common Stock (the “Conversion Price”).

2.
The holder of the Preferred Stock shall have the right to initiate a conversion thereof at any time at the Conversion Price, provided, however, that no such conversion would cause the number of shares of Common Stock issued and outstanding to exceed the figure that is 50,000,000 less than the authorized number of shares of Common Stock.  All prior conversion formulas are null and void.

3.
To the extent any shares of Preferred Stock remain issued and outstanding on the one-year anniversary of this letter agreement, the Preferred Stock will begin accruing interest at the rate of five percent (5%).

These new terms above replace the original terms listed below:

1.
Upon a Change of Control Event or an equity raise for the company, or its subsidiaries, of Twenty million dollars ($20,000,000) or greater, and at the discretion of the New Control party or equity party either:

a.	Cash redemption with an 8% per annum accrued interest rate, or

b.
Stock conversion redemption with a 50% premium to the preceding Twenty (20) day average closing price of the Company’s Common Stock prior to a Change of Control Event or equity infusion as described above.

c.	Any combination of 1(a) or 1(b) above.

2.	Conversion rights in to the Company’s Common Stock after Two Years from issue with a Twenty Five (25%) discount to the preceding Twenty (20) day average closing price of the Company’s Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IOWorldMedia, Incorporated (Registrant)

Date: July 27, 2012	By:	/s/ Thomas Bean
Thomas Bean
Chief Executive Officer

3